One New Change
                                                  London EC4M 9QQ

                                                  Telephone:     (020) 7330 3000
                                                  Fax (Group 3): (020) 7330 9999
                                                  Fax (Group 4): (020) 7248 1100
                                                  DX No. 73

                                                  www.allenovery.com

Our Ref: AHHC/AKC/ICM:790529.4

                                                  1st March, 2004

Permanent Financing (No. 4) PLC
Blackwell House
Guildhall Yard
London
EC2V 5AE

(the "COMPANY")

Dear Sirs,

$1,500,000,000 SERIES 1 CLASS A NOTES DUE 2005, $2,400,000,000 SERIES 2
CLASS A NOTES DUE 2009,
$1,700,000,000 SERIES 3 CLASS A NOTES DUE 2024, $78,100,000 SERIES 1 CLASS B NOTES DUE 2042,
$100,700,000 SERIES 2 CLASS B NOTES DUE 2042, $75,800,000 SERIES 3 CLASS B NOTES DUE 2042,
$56,500,000 SERIES 1 CLASS M NOTES DUE 2042, $59,900,000 SERIES 2 CLASS M NOTES DUE 2042,
$40,400,000 SERIES 3 CLASS M NOTES DUE 2042, $82,200,000 SERIES 2 CLASS C NOTES DUE 2042,
$55,400,000 SERIES 3 CLASS C NOTES DUE 2042 (THE "NOTES")

            REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-111850)

We have acted as English legal advisers to the Company in connection with the proposed issue of the Notes by the Company on or about 12th March, 2004 (the "CLOSING DATE").

Expressions defined in the Underwriting Agreement (as defined in the Schedule) have the same meanings when used in this opinion.

We have examined copies of the documents mentioned in the Schedule hereto and such other documents as we have considered necessary.

We have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than England and Wales.

We have assumed:

(A) the capacity, power and authority of each of the parties (other than the Company) to execute, deliver and perform the terms of the documents specified in Part I of the Schedule (together, the "ISSUE DOCUMENTS");

 AMSTERDAM ANTWERP BANGKOK BEIJING BRATISLAVA BRUSSELS BUDAPEST DUBAI FRANKFURT HAMBURG HONG KONG LONDON LUXEMBOURG MADRID MILAN MOSCOW NEW YORK PARIS PRAGUE
                        ROME SINGAPORE TOKYO TURIN WARSAW
--------------------------------------------------------------------------------
A list of the names of partners and their professional qualifications is open to inspection at the above office. The partners are either solicitors or registered foreign lawyers.

This is a legal communication not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity. The following information is provided in accordance with the Solicitors' Financial Services (Conduct of Business) Rules 2001. The provision of our legal services may relate to investments. We are not authorised by the Financial Services Authority, but we are regulated by the Law Society and we can undertake certain activities in relation to investments which are limited in scope and incidental to our legal services or which may reasonably be regarded as a necessary part of our legal services. If for any reason we are unable to resolve a problem between us and a client, our client may utilise the complaints and redress scheme operated by the Law Society.

To:   Permanent Financing (No. 3) PLC                            1st March, 2004
Page: 2

(B) the due execution and delivery of the Issue Documents and the conformity to original documents of all copy documents examined by us and that the copy of the Memorandum and Articles of Association of the Company examined by us is complete and up to date and would, if issued today, comply, as respects the Articles of Association, with Section 380 of the Companies Act 1985;

(C) that the Notes will be duly executed, issued and authenticated in accordance with the provisions of the Underwriting Agreement and the Issuer Trust Deed (as defined in the Schedule);

(D) that no law of any jurisdiction outside England and Wales would render such execution, delivery or issue illegal or ineffective and that, insofar as any obligation under any of the Issue Documents or the Notes is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(E) that the information disclosed by our search on the Closing Date at the office of the Registrar of Companies in London and at the Central Registry of Winding up Petitions on the Closing Date in relation to the Company will be complete, up to date and accurate and will not have been materially altered or added to and reveals no order or resolution for the winding up of the Company and no notice of appointment in respect of the Company of a receiver or administrator or filing of documents with the court or service of a notice of intention to appoint an administrator;

(F) that the company is not, on the Closing Date, unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (as amended) and will not become unable to do so in consequence of the transaction effected by the Issue Documents;

(G) that the draft Minutes referred to in Part II of the Schedule will represent a true record of the proceedings described therein of a duly convened, constituted and quorate meeting of the Company's directors acting in the interests and for a proper purpose of the Company and that the relevant meeting will be duly held and that the authorisations given thereat will not subsequently be revoked or amended;

(H) that any factual matters referred to in each Issue Document will be true and accurate (including, without limitation, the accuracy of the representations and warranties therein);

(I) that the Issue Documents will in all material respects relevant hereto be executed and delivered substantially in the form of the relevant exhibit to the Registration Statement;

(J) that none of the parties to the Issue Documents has taken or will take any action in relation to the Notes which would be a contravention of the prohibitions contained in Sections 19 or 21 of the Financial Services and Markets Act 2000 (the "FSMA"); and

(K) that any party to any of the Issue Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the issue, offering or sale of the Notes.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that the Notes will constitute valid and binding obligations of the Company. As a result, those obligations would be enforceable in proceedings before the English courts.

Our opinion is qualified by the following reservations and any matter of fact not disclosed to us:

To:   Permanent Financing (No. 3) PLC                           1st March, 2004
Page: 3

(A) We do not express any opinion on European Community law as it affects any jurisdiction other than England and Wales.

(B) Any enforcement of the obligations of the Company in proceedings before the English courts would be by way of grant of a remedy in the event of a breach of those obligations. The nature and availability of the remedies provided by the English courts would depend on the circumstances. These remedies, including an order by the court requiring the payment of damages or the payment of a sum due, would be available subject to principles of law, equity and procedures of general application. Some remedies, including an order by the court requiring specific performance of an obligation or the issue of an injunction, would be entirely within the discretion of the court. The possibility of obtaining any remedy would be lost if proceedings were not to be commenced within certain time limits. The English courts have power to stay proceedings and may decline jurisdiction, notably if concurrent proceedings are being brought elsewhere. Accordingly, enforcement of the obligations of the Company under the Notes would not be certain in every circumstance.

(C) The obligations of the Company under the Notes will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

This opinion is given to you for use in connection with the issue of the Notes. It may not be relied upon by any other person or used for any other purpose and neither its contents nor its existence may be disclosed without our written consent (although you may supply a copy to the United States Securities and Exchange Commission (the "SEC")).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Allen & Overy under the caption "Legal matters" in the Prospectus. In giving such consent, we do not admit that we are "experts", within the meaning of the term used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Allen & Overy

To:   Permanent Financing (No. 3) PLC                            1st March, 2004
Page: 4

                                    SCHEDULE

                                     PART I

1. The draft issuer underwriting agreement dated 1st March, 2004 between the Company and Citigroup Global Markets Limited, Morgan Stanley & Co. Incorporated and UBS Limited as Representatives of the other several Representatives and the several Underwriters listed in Schedule 1 therein exhibited as Exhibit 1.1 to the Registration Statement (the "UNDERWRITING AGREEMENT").

2. The draft issuer trust deed dated 1st March, 2004 between the Company and The Bank of New York, exhibited as Exhibit 4.7 to the Registration Statement (the "ISSUER TRUST DEED").

3.   The Global Issuer Notes (as defined in the Underwriting Agreement).

4.   The draft issuer paying agent and agent bank agreement dated 1st
     March, 2004 between, inter alia, the Company and Citibank, N.A., exhibited as Exhibit 4.8 to the Registration Statement (the "ISSUER PAYING AGENT AND AGENT BANK AGREEMENT").

                                     PART II

5. A draft form of Minutes of a Meeting of the Board of Directors of the Company to be held on or about the Closing Date.